Exhibit 15.1

Appendix 4E

Preliminary final report for the twelve months to June 30, 2023

Genetic Technologies Limited

ABN 17 009 212 328

1.	Reporting period

Report for the financial year ended	June 30, 2023

Previous corresponding period is the financial year ended	June 30, 2022

2.	Results for announcement to the market

	Up/down		%		Amount reported for the year ended June 30, 2023
					A$
Revenues from ordinary activities (item 2.1)	Up		28%	to	8,686,118
Loss from ordinary activities after tax attributable to members (item 2.2)	Up	*	65%	to	(11,750,923)
Net loss for the period attributable to members (item 2.3)	Up	*	64%	to	(11,650,334)

*increase in loss

There are no dividends being proposed or declared for the period (item 2.4 and 2.5)

Commentary related to the above results

Please refer to ‘Item 5.A Operating results’ within the Form 20-F for the year ended June 30, 2023.

3.	Net tangible assets per security

	June 30, 2023	June 30, 2022	June 30, 2021
Net tangible asset backing per ordinary security (1)	0.07 cents	0.12 cents	0.24 cents

(1)	Net tangible assets exclude the right-of-use assets under AASB 16 Leases.

4.	Other documents accompanying this Appendix 4E

This Appendix 4E should be read in conjunction with the Genetic Technologies Limited annual report on the form 20-F, which includes:

-	Item 18 Financial Statements; and
-	Other sections as tabled below.

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This preliminary final report and the associated Directors’ Report are found throughout the various sections of the accompanying Genetic Technologies Limited annual report on the form 20-F.

The following table has been provided to assist readers to locate each section of the Directors’ Report within the accompanying annual report on the form 20-F.

Sections of Directors’ Report	Form 20-F Reference
Principal activities	Item 5.A Operating Results See subheading – “Overview”
Review of operations and activities	Item 4.B Business Overview Item 5.A Operating Results
Business strategies and prospects for future years	Item 4.B Business Overview
Business risks	Item 3.D Risk Factors
Significant changes in the state of affairs	Item 5.A Operating Results See subheading – “Significant changes in the state of affairs”
Matters subsequent to the end of the financial year	Item 8.B Significant Changes Item 5.A Operating Results See subheading – “Likely developments and expected results of operations”
Likely developments and expected results of operations	Item 5.A Operating Results See subheading – “Likely developments and expected results of operations”
Environmental regulations	Item 5.A Operating Results See subheading – “Environmental regulations”
Dividends	Item 4.B Business Overview See subheading – “Dividends”
Information on directors	Item 6.A Directors and Senior Management
Remuneration report	The Remuneration report starts at Item 6 and ends after Item 6.B as indicated
Indemnification of officers	Item 6.B Compensation See subheading – “Indemnification and Insurance with respect to Directors”
Proceedings on behalf of the group	Item 8.A Consolidated Statements and Other Financial Information See subheading – “Legal Proceedings”
Non-Audit Services	Item 16.C Principal Accountant Fees and Services
Auditor’s independence declaration	Exhibit 15.4 Auditor’s Independence Declaration
Directors’ Resolution	Item 6.B Compensation See subheading – “Directors’ Resolution”

5.	Audited Financial Statements 2023

This preliminary final report has been based on accounts which have been audited.

A copy of the audited Financial Statements for the year ended June 30, 2023 is included in Item 18 Financial Statements within the Form 20-F.

- End of Appendix 4E -

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